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                                       Company Contact:  G. Andrew Cooke
                                                         Chief Financial Officer
                                                         (202) 333-0800

                                    Investor Relations:  Thomas M. Ryan
                                                         (203) 222-9013



           U.S.A. FLORAL PRODUCTS, INC. MOVES TO OTC BULLETIN BOARD

WASHINGTON, D.C., August 28, 2000 - U.S.A. Floral Products, Inc. (Nasdaq:ROSI) today announced that its Common Stock will be moved to the OTC Bulletin Board effective August 29, 2000. This is a result of the Company's ineligibility to remain listed on the SmallCap Market due to its non-compliance with the net tangible asset/market capitalization/net income requirement for continued listing on The Nasdaq SmallCap Market. The Company will continue to trade under the symbol ROSI. The Company believes that market makers will continue to make a market in its share of Common Stock on the OTC Bulletin Board, however, there is no guarantee.

U.S.A. Floral Products Inc. had previously disclosed in its most recent Form 10Q, filed August 14 2000, that its common stock failed to meet certain quantitative maintenance criteria established for Nasdaq SmallCap market listings. Furthermore, the Company reported that a change in trading status could become effective as early as October 16, 2000. Subsequent to the August 14, 2000 filing date of U.S.A. Floral's Form 10Q, however, the Company was notified by the Nasdaq Stock Market that delisting would be effective August 29, 2000.

Founded in April 1997, U.S.A. Floral Products is the world's largest floral supplier. The Company was formed to create a fully-integrated international floral product distribution business. U.S.A. Floral Products engages primarily in the importation and wholesale distribution of floral and floral-related products. The Company also provides pre-packaged floral bouquets and arrangements to retail florists and mass market retailers, engages in brokerage services for wholesalers of both international and domestic cut flowers, and provides floral fulfillment and shipping services to direct shippers.

Statements contained in this press release which are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, including but not limited to economic, competitive and other factors affecting the Company's operations, markets and strategies, adequate collection of accounts receivable, available financing, government regulations involving the Company, facts and events not known at the time of this press release, and other factors discussed in the Company's filings with the Securities and Exchange Commission. Many of these factors are beyond the Company's control. Actual results could differ materially from the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results anticipated in the forward-looking information in this press release will, in fact, occur.